Exhibit 99.11
CONSENT OF PROSPECTIVE DIRECTOR
     The undersigned, acting in accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, hereby consents to being named as a prospective director of Galileo Holding Corporation in the Registration Statement on Form S-4 of Galileo Holding Corporation and any amendments thereto.

Dated as of October 22, 2008

/s/ Dr. E. Grant Gibbons
Dr. E. Grant Gibbons